Exhibit 8(a)(3)

                        SCUDDER CALIFORNIA TAX FREE FUND

                               Custodian Contract
                                 Amendment No. 1

      The Scudder California Tax Free Fund (the "Fund") and State Street Bank and Trust Company (the "Custodian") hereby agree to amend the Custodian Contract entered into on June 14, 1983 pursuant to Article IX therein, as follows:

      1. Page 5, Article II, Section B. By inserting the following new Paragraphs 12 and 13 as follows and by renumbering the existing Paragraphs 12 and 13 as Paragraphs 14 and 15, respectively:

      "12) For delivery in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of The National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund;

      13) For delivery in accordance with the provisions of any agreement among the Fund, the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund;"

      2. Page 9, Article II, Section H, Paragraph 1, line 1. By inserting after "securities" the following: ", futures contracts or options on futures contracts".

      3. Page 9, Article II, Section H, Paragraph 1, line 3. By inserting after "securities" the following: ", or evidence of title to futures contracts or options on futures contracts,".

      4. Page 9, Article II, Section H, Paragraph 1, line 18. By inserting after "another bank" the following: "or a broker-dealer which is a member of the NASD,".

      5. Page 10, Article II, Section H. By adding a new Paragraph 6 as follows and by renumbering the current Paragraph 6 as Paragraph 7:

      "6) For payment of the amount of dividends received in respect of securities sold short;"

      6. Page 15, Article II. By adding the following new Section M. as follows and by renumbering the current Sections M., N., O., P. and Q. as Sections N., O., P., Q. and R., respectively:

      "M. Segregated Account. The Custodian shall upon receipt of proper instructions, which may be standing instructions, establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section L hereof, (i) in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund, (iii) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies and (iv) for other proper corporate purposes, but only, in the case of clause (iv), upon receipt of, in addition to proper instructions, a certified copy of a resolution of the Trustees or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes."

      7. Page 16, Article II, Section O, line 5. By inserting after "connection therewith" the following: "and notices of exercise of call and put options written by the Fund and the maturity of futures contracts purchased or sold by the Fund)".


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

      8. Page 20, Article VI, line 5. By inserting after "safeguarding securities," the following: "futures contracts and options on futures contracts,".

      This Amendment shall become effective as of its date of execution.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 16th day of April, 1986.


                                          SCUDDER CALIFORNIA TAX FREE FUND

(SEAL)


                                          By /s/ David S. Lee
                                             -----------------------------------
                                             Title: President


                                          STATE STREET BANK AND TRUST COMPANY

(SEAL)


                                          By [ILLEGIBLE]
                                             -----------------------------------
                                             Title: Vice President


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